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EXHIBIT 5.2

February 14, 2005

Ladies and Gentlemen:

        I am counsel to Jostens, Inc., a Minnesota corporation ("Jostens"). Jostens IH Corp., a Delaware corporation (the "Company"), and the subsidiaries of the Company listed on Schedule I hereto, including Jostens (individually, a "Guarantor" and collectively, the "Guarantors"), have filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $500,000,000 aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2012 (the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of October 4, 2004 (the "Indenture") among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The Exchange Securities will be offered by the Company in exchange for $500,000,000 aggregate principal amount of its outstanding 7 5/8% Senior Subordinated Notes due 2012.

        I have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

        In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

          1.     Jostens has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Minnesota.

          2.     The Indenture has been duly authorized, executed and delivered by Jostens.

          3.     The execution, delivery and performance by Jostens of the Indenture do not and will not violate the laws of the State of Minnesota.

        I am a member of the Bar of the State of Minnesota and I do not express any opinion herein concerning any law other than the State of Minnesota and the federal law of the United States.

        I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement. This opinion letter may be relied upon by Simpson Thacher & Bartlett LLP.

Very truly yours,
/s/ WILLIAM M. SHEAHAN
William M. Sheahan, Esq.

Schedule I

Guarantors

Jostens, Inc.
Von Hoffmann Holdings Inc.
Von Hoffmann Corporation
The Lehigh Press, Inc.
Precision Offset Printing Company
Anthology, Inc.
AHC I Acquisition Corp.
AKI Holding Corp.
AKI, Inc.
IST, Corp.

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  EXHIBIT 5.2
  Schedule I
Guarantors